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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDERSECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission file number 333-30207-02

                           Heller Funding Corporation
         (on behalf of Heller Equipment Asset Receivables Trust 1999-2)
             (Exact name of registrant as specified in its charter)

               Delaware                                  36-4165546
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
    incorporation or organization)

500 West Monroe Street, Chicago, Illinois                 60661
 (Address of principal executive offices)               (Zip Code)

                        See Schedule A, attached hereto.
            (Title of each class of securities covered by this Form)

                        See Schedule B, attached hereto.
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  [ ]   Rule 12h-3(b)(1)(i)  [X]
              Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(ii) [ ]
              Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(2)(i)  [ ]
              Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(ii) [ ]
                                 Rule 15d-6 [ ]

 Approximate number of holders of record as of the certification or notice date:
                        See Schedule C, attached hereto.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Heller Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated: April 1, 2002  By:      /s/ Carol J. Radtke
                          ------------------------------------
                          Name:  Carol J. Radtke
                          Title: Vice President

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                                   SCHEDULE A

        Title of each class of securities covered by the attached Form 15

                             Series 1999-2 Class A1
                             Series 1999-2 Class A2
                             Series 1999-2 Class A3
                             Series 1999-2 Class A4
                             Series 1999-2 Class B
                             Series 1999-2 Class C
                             Series 1999-2 Class D
                             Series 1999-2 Class E

                                   SCHEDULE B

                   TITLE OF EACH CLASS OF SECURITIES FOR WHICH
                   THERE IS A CONTINUING DUTY TO FILE REPORTS

                                      NONE

                                   SCHEDULE C

          APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE DATE OF THE
                     ATTACHED FORM 15 (BY SERIES AND CLASS):

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Series and Class of Securities               Number of Holders of Record

Series 1999-2 Class A1                                  0
Series 1999-2 Class A2                                  0
Series 1999-2 Class A3                                  8
Series 1999-2 Class A4                                 17
Series 1999-2 Class B                                   1
Series 1999-2 Class C                                   1
Series 1999-2 Class D                                   1
Series 1999-2 Class E                                   1